NVC FUND HOLDING TRUST

VALUATION OF
TRUST CERTIFICATE UNIT

5 October 2017

Standards and Partners
"trust and run"

Index | **Page**

Standards and Partners
E.Buyukdere caddesi Destegül Sokak
Orkun Plaza No:5 4. Levent Istanbul
Tel + 90 212 266 2033
www.standardsandpartners.com

To: Shareholders of NVC Fund Holding Trust
100 CRESCENT COURT #700
DALLAS, TEXAS, USA 75201.

Re: Valuation of Trust Certificate Unit

We have been engaged to estimate the trust certificate unit value of the trust fund known as NVC Fund Holding Trust as of October 5, 2017 for the purpose of issuing the shares to financial institutions be exchanged against currency units and digital currency units.

We have appraised a fully marketable, controlling ownership interest in the assets of the subject business.

Based on the information contained in the report that follows, it is our estimate that fair market value of one trust certificate unit of NVC Fund Holding Trust is:

One Trust Certificate Unit: 48.881 USD (forty-eight-thousand-eight-hundred-and-eighty-one US Dollar)

Trust Certificate Unit Value includes Net Asset Value method, which includes deducting the liability items from total asset items. The valuation is subject to the Auditors' Report as of 30 June 2017 provided to assumptions as well as, the financial information, which appear in the report.

We have appraised the subject business in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Foundation and the International Valuation Standards (IVS) published by the International Valuation Standards Council.

This appraisal follows the requirements of a valuation engagement, as that term is defined in the American Institute of Certified Public Accountants (AICPA) Statement on Standards for Valuation Services No. 1 (SSVS No. 1).

Sincerely,

Guvenc Dusko
Certified Public Accountant (CPA), MBA
Partner, Standards and Partners

1. NVC Company Profile

NVC Fund Holding Trust was established on 2000.

The Company is controlled by Frank Ekejija.

The address of the Company's registered office is, 100 CRESCENT COURT #700 DALLAS, TEXAS USA 75201.

Company's contact email is trustee@nvcfund.com.

Company's phone number is +1-214-459-8183, +1-972-291-4219

NVCFUND HOLDING TRUST Equity Assets Value are divided into 1 Billion Trust Shares. The trust shares are regarded also as Units Investment Trust (UIT). On March 27, 2009, the NVC trust shares were registered with the SEC form 6 as NVC FD HLDG TR UIT, March 2009 with the CUSIP # 67074B105: CUSIP stands for: Committee on Uniform Securities Identification Procedures. The trust ISIN # US67074B1055 : ISIN stands for: International Securities Identification Number.

STATEMENT OF INTENT AND PURPOSE

1. NVCFUND Transaction Platform is available to serve the commercial operation of contracted Rights Owners, Financial Institutions, Sovereigns, Governments, Asset Owners, Accredited Investors, Title Holders, Insurers and Money Managers, that are qualified under the SEC definition of sophisticated or Institutional Investors.

2. NVCFUND and related entities have collectively over $48,000,000,000,000 (Forty Eight Trillion USD) of owned Assets/ Equity under management.

3A. A party is considered and accepted to become a Participant when the sponsored project is qualified by the management of the Transaction Platform through an agreement to provide services. The project can be initiated by any of the current entities and enter into a bidding agreement and contract with any subsidiary of NVCFUND HOLDING TRUST, NVCFUND TRUST or NVC FUND, LLC, NVC DEVELOPMENT, LLC, NVC CAPITAL CORPORATION, NVC INVESTMENT, LTD, and be issued a Project Trust Account Number.

3B. The Annex list of 100 Funds is SPV, SPC and SPT collectively NVC FUND 100. The NVC100 are related and annexed as integral internal management Special Purpose Vehicles (SPV). Special Purpose Companies (SPC) and Special Purpose Trust (SPT) are properties of NVC FUND HOLDING TRUST to accomplish NVC interest and purpose for and on behalf of NVC Partners, Clients and Institutional transactions.

4. NVCFUND has the capacity and capability as a Qualified Institutional Participant to securitize, monetize, collateralize, leverage, deleverage, borrow, lend trade, invest, insure, assure, re-insure, hypothecate, assign, divide, and leverage NVCFUND corporate assets as necessary with any member of the Transaction Platform.

5. From time to time, NVCFUND may issue Capital Securities, Bonds, Promissory Notes, Bills of Exchange, Trust Accounts and Ledger Accounts to facilitate investments and financial commitments to participants.

6. NVCFUND is empowered to invest, contribute, assign, securitize, and deposit assets for equity in companies and humanitarian organizations as necessary.

7. NVCFUND will manage the platform to enable Participants to facilitate mutually beneficial buy and sell agreements with each other within the Transaction Platform so Participants may facilitate funding, execute and manage joint ventures, buy-sell contracts, underwrite, and ensure and guaranty of Participants projects.

8. The NVCFUND TRANSACTION PLATFORM offers opportunities to qualified investors to participate as commitment holders, buyers, sellers, lenders, partners and facilitators in specific offerings.

9. NVCFUND is authorized to appoint any administrator to administer assignments on behalf of contracted Parties.

10. Each contract will be executed with participants using an LLC, Trust or Partnerships under the umbrella of NVC FUND TRUST as a Master Custodian Trust where each SPV may be issued a subsidiary account by the Master Custodian Trustee. An Administrative Agent may be engaged to facilitate and manage the execution of the contracts to ensure that all transactions, fiduciary obligations and statutory requirements of each entity are performed and accounted for accordingly.

NVCFUND is to enter into mutually beneficial agreements for investments, Securities, Financing, Administration, Assets Management, Collateral Management Contracts with ready, willing, able Companies, governments, Pension Funds, Lenders, Hedge Funds, Banks and Financial Institutions to accomplish the purpose and programs of NVCFUND Transaction Platform.

Partial List of Completed NVC Transactions

NVCFUND has an equity interest in over 55 companies that NVC supports as joint venture partners, or with capital investments, ranging from 25% to 85% interest in the respective businesses. NVC has established precedents' for the use of NVC trust units certificates as an acceptable value in private placement transactions with counterparties.

Here are some sample investments
and initiatives:

- In January 2008, NVCFUND sold $4.8 Billion of equity units and received payment in promissory notes and international Bills of Exchange.

- In June 2008, NVCFUND contributed a significant amount of equity in return for a $10 Billion oil and gas energy bond position in a program in which $21 Billion of private placement capital was raised by Pacific Atlantic Asia Foundation to fund their Global Humanitarian Initiatives.

- In June of 2009, NVCFUND HOLDING TRUST reached a deal to purchase a 55% interest in the Gooch Companies for $10 Billion. As of today, the Gooch Companies manage construction projects, both current and in the pipeline, worth $1.5 Trillion USD, around the world.

- In July of 2009, NVCFUND deposited $84 Billion of the Trust Equity Certificate into a Sovereign Trust account in exchange for a Certificates of Deposit along with a Safe Keeping Receipts (SKR) for the deposit.

- The $84 Billion Certificate of deposit was accepted as payment for the purchase of Sovereign Central Bank Treasury Bills. The Treasury Bills were received, monetized, and reinvested in high yield private placement investment programs.

- In August 2009, NVCFUND issued $25 Billion Trust Certificate as deposits to establish a Trust Investments accounts in The Standard and Poor's AA+ rated US Capital Trust.

- In October 2009 NVCFUND entered into a working arrangement to support Pedison USA in it the business of providing financial services and mortgage lending across the broad business spectrum with an open line of credit and balance sheet enhancement.

- In November of 2009, NVCFUND signed a five years lessee agreement to lessee $100 Million value in Trust Certificate Collateral Security to enhance the balance sheet to American Indemnity Guarantee.

- In March 2010, NVC Fund invested $1.3 trillion as the base collateral asset to support the private placement transaction involving the purchase order of $2.4 trillion wholesale warehouse loan financing involving buy-sell contracts with recurring revenue streams. The result of all the members business to a business network of financial transactions continue to accrue as credit and benefit to NVCFUND HOLDING ACCOUNTS.

- In April 2010, NVCFUND appointed Estrategia Investimentos of Brazil through the Florida office to act as one of NVC's Asset Custodian and Depository for $16 Billion Trust Fund. Estrategia invested the trust fund in trading programs and continues to grow in value.

- In October 2010, NVCFUND executed a swap agreement in which NVC promissory Note was exchanged for income surplus certificate and equity interest in OICM Insurance Company.

- In February 2011, NVC deposited an additional $50 Billion of NVC trust certificate with US Capital Bank and Trust through a Custody and Deposit Contract agreement.

- In March 2011, NVCFUND established an SPV trust and invested 57,000,000 Trust Units of NVCFUND HOLDING TRUST Certificate Shares as Capital Security to support Global Underwriters Coalition. The GUC network provides a global peer-to-peer banking platform and operates as a repository trust domain for the exchange goods and services on a global scale.

- In March 2011, NVCFUND agreed to purchase equity interest in Immune Modulation, Inc, Immune Modulation, Incorporated (IMI) is an early development stage company conducting research and developing

pharmaceutical drugs in the areas of transplantation, inflammation, oncology, and virology.

- In June 2011 NVCFUND established a US Treasury Direct Account to act as the back stop to NVC trust asset accounts. As the global sole super power and trusted government institution, The US Government Treasury is a safe heaven and custodian for all global credit and debt public and private for NVCFUND HOLDING TRUST.

- In October 2012, NVCFUND issued a multi billion dollar donation to The Church of God, The Maranatha Church to support and fund collaboration with Atlantis Global and Faith Group Trading Platform and so the profits can be used to fund humanitarian courses around the world.

- In November 2011, NVCFUND entered into a Joint venture agreement with Diamond Access, Inc. DIAMOND is gold, diamond and precious/semi/precious minerals aggregator and reseller who purchases and accepts consignments of its products from its network of 10,200 artisan/small miner network system established in 22 countries on the African Continent.

- In December of 2011,NVC extended a $12 Billion long term facilities in partnership with Banque Internationale to support merger and acquisition activities and balance sheet lending to transactions in Russia, Ukraine, Turkey, North Africa and the Middle East.

- In April of 2012, NVCFUND agreed with the Law Firm of Albert Bakker Vorster and Pillay and Associate to act as asset manager, custodians and Fiduciary Agent and Trustee for a $10 Billion trust fund invested in high yield investment program with HSBC in Hong Kong.

- In April of 2012, NVCFUND signed a full corporate offer and definitive agreement to the purchase 10,000 metric tones of Gold Bullion valued at $550 Billion in a private buy-sell arrangement.

- In August of 2013, NVCFUND opened $50 Billion trust account, an Institutional Custodial Trust Agreement with the Global Clear Banking Platform to support the Global Network of the member banks, credit unions, community development agencies financial capacity to provide capital and funds to the millions of their customers. In exchange, Global clear Banks will provide back office ledger settlement and clear for NVC Transactions as may be needed.

2. Financial Statements

a. Balance Sheet

NVC FUND HOLDING TRUST

Condensed Interim Balance Sheet as at 30 June 2017 and annual Balance Sheet as at 31 December 2016, 2015 and 2014
(All amounts are expressed in US Dollars (USD) unless otherwise stated.)

BALANCE SHEET	Note	30.06.2017	31.12.2016	31.12.2015	31.12.2014
Current Assets		**180.711.390.034**	**178.693.267.735**	**178.073.103.305**	**126.761.944.500**
Inventories		0	0	0	0
Due from Related Parties		0	0	0	0
Other Investments	10	0	0	0	0
Prepayments		0	0	0	0
Current Tax Assets		0	0	0	0
Trade and other Receivables	12	68.832.390.034	66.814.267.735	66.194.103.305	65.980.444.500
Cash and Cash Equivalents	13	111.879.000.000	111.879.000.000	111.879.000.000	60.781.500.000
Non-current Assets		**49.218.759.122.145**	**43.659.984.444.639**	**41.191.948.601.354**	**57.211.472.219.008**
Property, plant, equipment	9	44.552.321.388.895	38.993.561.711.389	36.918.395.868.104	54.379.724.485.758
Intangible assets		0	0	0	0
Equity Accounted investees		0	0	0	0
Other Investments	10	4.666.437.733.250	4.666.422.733.250	4.273.552.733.250	2.831.747.733.250
Due from Related Parties		0	0	0	0
Prepayments		0	0	0	0
Total Assets		**49.399.470.512.179**	**43.838.677.712.374**	**41.370.021.704.659**	**57.338.234.163.507**

NVC FUND HOLDING TRUST

Condensed Interim Balance Sheet as at 30 June 2017 and annual Balance Sheet as at 31 December 2016, 2015 and 2014
(All amounts are expressed in US Dollars (USD) unless otherwise stated.)

	Note	30.06.2017	31.12.2016	31.12.2015	31.12.2014
Short-term Liabilities		**7.462.000**	**0**	**0**	**0**
Loans and borrowings		0	0	0	0
Trade and Other Payables	15	7.462.000	0	0	0
Employee Benefits		0	0	0	0
Provisions		0	0	0	0
Due to Related Parties		0	0	0	0
Long-term Liabilities		**520.129.733.250**	**519.858.733.250**	**519.858.733.250**	**519.858.733.250**
Loans and borrowings		0	0	0	0
Trade and Other Payables	15	520.129.733.250	519.858.733.250	519.858.733.250	519.858.733.250
Due to related parties		0	0	0	0
Deferred Tax Liabilities	11	0	0	0	0
Equity		**48.879.333.316.929**	**43.318.818.979.124**	**40.850.162.971.409**	**56.818.375.430.257**
Share Capital	14	76.477.136.119.123	76.477.121.119.123	76.084.251.119.123	74.591.348.619.123
Adjustment to Share Capital	14	0	0	0	0
Revaluation Reserve	14	-27.366.356.730.228	-32.925.116.407.734	-35.000.282.251.019	-17.538.953.633.366
Legal Reserve	14	0	0	0	0
Retained Earnings	14	-231.446.071.966	-233.185.732.265	-233.805.896.695	-234.019.555.500
Non Controlling interest		0	0	0	0
Total Liabilities and Equity		**49.399.470.512.179**	**43.838.677.712.374**	**41.370.021.704.659**	**57.338.234.163.507**

b. Income Statement

NVC FUND HOLDING TRUST

Condensed Statement of Profit or Loss and Other Comprehensive Income

For the Six-Month Period Ended 30 June 2017 and Year Ended 31 December 2016, 2015 and 2014

(All amounts are expressed in US Dollars (USD) unless otherwise stated.)

INCOME STATEMENT	Note	01.01. - 30.06.2017	01.01. - 31.12.2016	01.01. - 31.12.2015	01.01. - 31.12.2014
Revenue	5	2.013.506.387	621.956.014	217.967.511	65.984.181.148
Cost of Sales (-)		0	0	0	0
Gross Profit		**2.013.506.387**	**621.956.014**	**217.967.511**	**65.984.181.148**
Administrative Expenses (-)		278.462.000	0	0	0
Selling, marketing and distribution Expenses (-)		0	0	0	0
Research and Development Expenses (-)		0	0	0	0
Other Income (+)	6	4.615.912	0	0	0
Other Expense (-)	6	0	1.791.584	4.308.706	3.736.649
Operating Profit		**1.739.660.299**	**620.164.431**	**213.658.805**	**65.980.444.500**
Finance Income (+)	7	0	0	0	0
Finance Cost (-)	7	0	0	0	0
Net Finance Income		**0**	**0**	**0**	**0**
share of profit of equity accounted investees		0	0	0	0
Profit Before Income Tax		**1.739.660.299**	**620.164.431**	**213.658.805**	**65.980.444.500**
Income Tax (-)	8	0	0	0	0
Net Period Profit (Loss)		**1.739.660.299**	**620.164.431**	**213.658.805**	**65.980.444.500**

3. Valuation Methodology

Net Asset Value method is used in the calculation of the value of the trust certificate unit.

What is 'Net Asset Value - NAV'

Net asset value (NAV) is value per share of a trust fund on a specific date or time. The per-share dollar amount of the fund is based on the total value of all the securities in its portfolio, any liabilities the fund has and the number of fund shares outstanding.

Example Trust Fund Net Asset Value Calculation

The formula for a trust fund's NAV calculation is straightforward:

NAV = (assets - liabilities) / number of outstanding shares

In this context, assets include total market value of the fund's investments (priced using the closing price of all the assets on the day the NAV is calculated), cash and cash equivalents, receivables and accrued income. Liabilities equal total short-term and long-term liabilities, plus all accrued expenses, such as staff salaries, utilities and other operational expenses.

4. Valuation Calculation

Net Asset Value Method Calculation

	30.06.2017
Asset	
Trade and other Receivables	68.832.390.034
Cash and Cash Equivalents	111.879.000.000
Property, plant, equipment	44.552.321.388.895
Other Investments	4.666.437.733.250
Accrued Income	2.013.506.387
Total Assets	**49.401.484.018.566**
Liabilities	
Trade and Other Payables (short-term)	7.462.000
Trade and Other Payables (long-term)	520.129.733.250
Accrued Expenses	278.462.000
Total Liabilities	**520.415.657.250**
Asset – Liabilities	**48.881.068.361.316**
Number of shares of Trust certificate	1.000.000.000
One Certificate Value (in USD)	48.881